SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 28, 2019

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	232679963

(State or other jurisdiction of in-corporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 300
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Principal Officers; Appointment of Principal Officers.

(c)  The Board of Directors of USA Technologies, Inc. (the “Company”), has appointed James Pollock, age 45, as the Chief Compliance Officer of the Company, effective April 15, 2019. The Chief Compliance Officer is a newly created function resulting from the remedial measures implemented by the Board of Directors as a result of the Audit Committee’s internal investigation. Mr. Pollock will report directly to the recently created Compliance Committee of the Board of Directors.

Mr. Pollock has been employed by PricewaterhouseCoopers LLP (“PwC”) as a Director within the Risk Assurance practice from July 2010. Prior to that, Mr. Pollock had served in various capacities at PwC since July 1998, providing risk-based internal audit and other advisory services, performing SOX engagements, and addressing strategic and operational risk areas for global clients representing a wide range of industries. Prior to joining PwC, Mr. Pollock was an associate manager within the Controller's division at AT&T Inc. (NYSE:T) from June 1996, where he was responsible for cost center variance analysis and the general summation of financial results prior to consolidation. Mr. Pollock is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the Pennsylvania Institute of Certified Public Accountants, and the Philadelphia chapter of the Institute of Internal Auditors.

Pursuant to the terms of the employment agreement entered into on March 28, 2019 between the Company and Mr. Pollock, Mr. Pollock will receive an annual base salary of $235,000 and participate in the short-term incentive bonus plan and long-term incentive stock plan established for the executive officers of the Company. If all of Mr. Pollock’s target goals are achieved under the short-term incentive plan, he would earn a cash bonus equal to 30% of his base salary, and if all the target goals are achieved under the long-term incentive stock plan, Mr. Pollock would be awarded equity having a value equal to 20% of his base salary. Mr. Pollock was also awarded a signing bonus of $30,000, to be paid on August 15, 2019, and incentive stock options to purchase up to 20,000 shares exercisable at the closing price of the shares on the date of grant and which would vest over a three-year period beginning with the first anniversary of the date of the grant. The Company has agreed to provide Mr. Pollock with at least six months’ prior notice of the termination of his employment for any reason other than for cause.

The foregoing summary of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

There is no arrangement or understanding with any other person pursuant to which Mr. Pollock was appointed as the Chief Compliance Officer, and there are no family relationships between Mr. Pollock and any director or executive officer of the Company. Additionally, there are no transactions involving Mr. Pollock that would be required to be reported under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits

Exhibit 10.1	Employment Agreement dated March 27, 2019, by and between the Company and James Pollock

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: April 3, 2019	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer